EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dollar Tree, Inc.:
We consent to the incorporation by reference in the registration statement (numbers 333-175121, 333-126286, 333-117337, 333-106886, 333-106884, 333-106883, 333-41248, 033-92812, 033-92816, 033-92814 and 333-38735) on Form S-8 and registration statement (number 333-61139) on Form S-4 of Dollar Tree, Inc. of our reports dated March 14, 2014, with respect to the consolidated balance sheets of Dollar Tree, Inc. as of February 1, 2014 and February 2, 2013, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended February 1, 2014, and the effectiveness of internal control over financial reporting as of February 1, 2014, which reports appears in the February 1, 2014 annual report on Form 10‑K of Dollar Tree, Inc.
/s/KPMG LLP
Norfolk, Virginia
March 14, 2014

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